Exhibit 10.24

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (“Agreement”) is entered into as of March 13, 2024 (the “Effective Date”) by and between Nicholas Vita, Nicholas Vita’s marital community (if any), his heirs, and assigns (hereinafter “Vita” or “Executive”), and The Cannabist Company Holdings Inc., a British Columbia Corporation, its affiliates (including, without limitation, any parent, subsidiary companies, predecessors such as Columbia Care LLC, a Delaware Corporation, or related companies such as Columbia Care Inc.), its successors and assigns (hereinafter the “Company”). Vita and the Company are sometimes collectively referred to as the “Parties.”

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

1.
In conjunction with Vita’s retirement, the Company terminated Vita’s employment with the Company as its Chief Executive Officer pursuant to Section 6.3 of the Employment Agreement dated April 26, 2019 (“Employment Agreement”), effective January 15, 2024 (the “Separation Date”), on which date Vita ceased being an employee of the Company and also ceased being an officer of the Company and its subsidiaries, but continued as a director of the Company, a non-employee position. Except as specifically set forth below, the Company expressly disclaims any liability to Vita. In exchange for the consideration described below, Vita hereby represents and warrants the following:
(a)
Vita has authority to enter into this Agreement.
(b)
Vita has not transferred, in whole or in part, any rights related to Vita’s employment and/or his Employment Agreement with the Company.
(c)
Vita hereby settles any and all claims that Vita may have against the Company as a result of the Company’s hiring Vita, Vita’s employment with the Company and the termination of Vita’s employment and Employment Agreement with the Company, as and to the extent set forth in Paragraph 4 below.
(d)
Vita has not and will not transfer any of the Company’s confidential information as defined in Exhibit A to the Employment Agreement.
(e)
The Company will pay Vita $43,269.23, less applicable taxes and withholding, for Vita’s accrued and unused Paid Time Off, regardless of Vita’s execution of this Agreement.
(f)
Vita acknowledges and agrees that, upon receipt of the consideration described above and in Paragraph 2 below, Vita will have been paid for all severance or other obligations owing to Vita under the terms of the Employment Agreement upon the termination of Vita’s employment, including but not limited to, any accrued but unused paid time off.

2.
Pursuant to Section 6.3 of the Employment Agreement, the Company agrees to provide Vita the following consideration for Vita’s general release of all claims:
(a)
Upon execution of this Agreement and starting on the next regular payroll date after his execution, the Company will pay Vita severance at a rate of $80,608.97 per month, less applicable taxes and withholdings, for 24 months.
(b)
the Company shall pay the Company’s share of the COBRA premiums necessary to continue Vita’s health insurance coverage in effect for Vita and Vita’s eligible dependents (as of the Separation Date) for twenty–four (24) months from the Separation Date, it being agreed that the Company’s current share is at a rate of $1,656.63 per month. Vita hereby elects continued coverage under COBRA as of the Separation Date. In the event that the Company’s health insurance requires Vita and Vita’s eligible dependents to be removed from coverage after eighteen (18) months, the Company will otherwise directly pay to Vita an amount equal to the cost of the Company’s share of the COBRA premiums for the six (6) months prior to removal to compensate Vita for the seventeenth through twenty-fourth months of insurance coverage;
(c)
the Company shall provide outplacement services for a period of one (1) year following the date hereof, at a cost not to exceed $15,000.00;
(d)
the Company agrees to continue to reimburse Vita for current Netwatch security services at his residence in Connecticut for a period of 6 months from the Separation Date at a total cost not to exceed $10,000.00 for all 6 months of service;

(e)
the Company will reimburse Vita for his business expenses incurred against appropriate receipts and vouchers submitted within 30 days of the Effective Date indicating the specific business purpose for each such expenditure; and

(f)
the Company shall pay Vita a single lump sum payment of $300.00 towards continued Equifax monitoring.

Vita specifically acknowledges and agrees that this consideration and all other consideration provided through this Agreement exceeds the amount Vita would otherwise be entitled to receive upon termination of Vita’s employment, and that it is in exchange for entering into this Agreement. Vita will not at any time seek additional consideration in any form from the Company except as expressly set forth in this Agreement, it being understood that the receipt of additional shares through vesting as contemplated by paragraph 22 does not constitute Vita seeking additional consideration. Vita specifically acknowledges and agrees that the Company has made no representations to Vita regarding the tax consequences of any amounts received by Vita or for Vita’s benefits pursuant to this Agreement. Vita agrees to pay all taxes and/or tax assessments due to be paid by Vita, and to indemnify the Company for any claims, costs and/or penalties caused by Vita’s failure to pay such taxes and/or tax assessments. In the event of Vita’s death, any payments or benefits payable under this Paragraph 2 will be made to the estate or legal representative of Vita.

3.
Vita represents that Vita has not filed, and will not file, any complaints, lawsuits, or charges relating to Vita’s employment with, or termination from, the Company and/or his Employment Agreement.
4.
Vita agrees to release the Company, its Board of Directors, officers, employees, agents and assigns, from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Vita now has or has ever had against the Company, whether known or unknown, arising from or relating to Vita’s employment with or discharge from the Company. This release includes but is not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Vita may have under the Fair Labor Standards Act, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended, the Genetic Information Nondiscrimination Act of 2008; Section 1981 of U.S.C. Title 42, the Equal Pay Act, the Family and Medical Leave Act, the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes-Oxley Act, the Rehabilitation Act of 1973, 29 U.S.C. § 703, et seq., Executive Orders 11246 or 11141, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and COBRA, 29 U.S.C. 1161, et seq.; Connecticut Fair Employment Practices Act, Conn. Gen. Stat. § 46a-51, et seq., Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-51, et seq.; Connecticut Wage and Hour Laws, Conn. Gen. Stat. §§ 31-58, et seq., 31-71, et seq.; any claims brought under any federal, state, or local statute or regulation for non-payment of wages or other compensation, including expense reimbursements and/or bonuses due after the Separation Date, stock grants or stock options; ownership interests in Company subsidiaries and libel, slander, or breach of contract other than the breach of this Agreement. This release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Separation Date or the Effective Date of this Agreement, whichever is later, and that are based on factual allegations that do not arise from or relate to Vita’s employment with or termination from the Company.

5.
Vita agrees to release the Company, its Board of Directors, officers, employees, agents and assigns, from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Vita now has or has ever had against the Company, whether known or unknown, arising from or relating to Vita’s employment with or discharge from the Company under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq.
6.
Notwithstanding Paragraph 4, Vita does not release any rights he has under Sections 9 and 10 of the Employment Agreement, and under the Company’s constituent documents, and the Company hereby reaffirms its obligations under such Sections and documents. The parties agree that Employee’s indemnification rights as a member or former member of the Company’s Board of Directors is governed by the Indemnification Agreement dated April 26, 2019 and attached to this Agreement as Exhibit B.
7.
The Company represents that to its knowledge it does not have any claims, charges, complaints, causes of action or demands of whatever kind or nature against Vita.
8.
Vita agrees that Vita will keep the terms and amount of this Agreement completely confidential, and that Vita will not hereafter disclose such information to anyone except Vita’s spouse, Vita’s attorneys and their current law firm employees, Vita’s accountant, or as may be required by law, court order or in proceedings relating to the parties’ rights or obligations under this Agreement, except to the extent the Company has disclosed this Agreement or its terms. Vita agrees to provide reasonable written notice within 7 days to the Company in the event that a person or entity not a party hereto attempts to compel from Vita the production of this Agreement or the contents thereof, so that the Company may contest such disclosure at its discretion. Nothing in this Agreement shall be interpreted to prohibit Vita from disclosing or discussing conduct that Vita reasonably believes to be illegal harassment, illegal discrimination, illegal retaliation, wage and hour violations, or sexual assault, that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, occurring in the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises. Nothing in this Agreement shall be deemed to prohibit Vita from reporting possible violations of federal securities law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, Securities and Exchange Commission, Congress, Inspector General and any federal agency, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Vita does not need the prior authorization of the Company to make any such reports or disclosures, and Vita is not required to notify the Company that he has made such reports or disclosures.
9.
Vita acknowledges and affirms that Vita’s continuing non-solicitation, non-competition, confidentiality and non-disclosure obligations, as described in Exhibit A to Vita’s Employment Agreement, as well as Section 7 (Injunctive Relief); Section 14 (Arbitration); Section 15 (General Provisions); Section 16 (Enforcement) of the Employment Agreement survive and are not affected by this Separation and Release of Claims Agreement.
10.
Vita warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Any modification of this Agreement must be made in writing and be signed by Vita and the Company. This Agreement supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters involving Vita’s employment with or termination from the Company, except as set forth in Paragraphs 6 and 9 above and Paragraph 13 below. No oral representations have been made or relied upon by the Parties.
11.
Vita will direct all employment verification inquires to the Company’s Chief People and Administrative Officer.
12.
If any provision of this Agreement or compliance by Vita or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Vita and the Company. This Agreement is governed by the laws of the State of New York without regard to principles of conflicts of law.
13.
The Parties agree that Sections 7 and 14 of the Employment Agreement shall apply to any disputes, controversies or claims arising under, relating to or in connection with this Agreement that the Parties cannot resolve themselves.

14.
Vita specifically agrees and acknowledges: (A) that Vita’s waiver of rights under this Agreement is knowing and voluntary; (B) that Vita understands the terms of this Agreement; (C) that Vita is advised by the Company to consult with an attorney prior to executing this Agreement; and (D) that the Company has given Vita a period of up to twenty-one (21) days within which to consider this Agreement.

Vita further acknowledges that (A) following Vita’s execution of this Agreement Vita has seven (7) days in which to revoke Vita’s agreement as to Paragraph 5, his release of claims for age discrimination under the ADEA (as provided below); (B) if Vita chooses to revoke his release of claims for age discrimination under the ADEA then he shall not be entitled to the consideration outlined in Paragraph 2 (d); (C) if he does not revoke, the age release under the ADEA shall then become effective and enforceable and the payments as stated in Paragraph 2 (d) shall then be made to Vita in accordance with the terms of this Agreement; and (D) nothing in this Agreement shall be construed to prohibit Vita from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, Vita has waived any right to monetary relief, except for awards pursuant to Section 21F of the Securities Act, which Vita remains entitled to pursue under this Agreement. Nothing in this Agreement shall be deemed to prohibit Employee from reporting possible violations of securities law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, SEC, Congress, Inspector General and any federal agency, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee is not required to notify the Company that he has made such reports or disclosures. Nothing contained in this Agreement is intended to prohibit or restrict Employee or the Company from disclosing this Agreement or providing truthful information concerning the Company to any government, regulatory, or self-regulatory agency, such as the National Labor Relations Board, the SEC, or the Financial Industry Regulatory Authority, Inc., or from responding to any court order or subpoena. To revoke Vita’s release of claims for age discrimination under the ADEA, Vita understands that Vita must give a written revocation to the Company’s Chief People and Administrative Officer as provided herein either by hand delivery, email or certified mail within the seven-day period. If Vita revokes his release of claims for age discrimination under the ADEA, he understands that the remainder of the release shall remain in full force and effect.

15.
Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given: (i) when hand-delivered if delivered by personal delivery or by Federal Express or similar courier service; (ii) on the date of receipt, refusal or non-delivery indicated on the return receipt if deposited in the United States mail, registered or certified, return receipt requested and with proper postage prepaid; or (iii) when acknowledged, if sent by email, and if not acknowledged, the date of delivery by one of the methods in clauses (i) and (ii). All notices shall be addressed to the Company or Vita at their respective addresses set forth below, or to such other address as either party may designate for itself or himself/herself by written notice to the other given from time to time in accordance with the provisions of this Agreement:

To Executive: Nicholas Vita

[Address and Contact Information redacted]

To Company: Bryan Olson

Chief People and Administrative Officer

The Cannabist Company Holdings Inc.

321 Billerica Road, Suite 204

Chelmsford, MA 01824

Email: bryan.olson@cannabist.company

16.
Vita understands and agrees that Vita’s employment with the Company is terminated effective on the Separation Date and that Vita is not entitled to any reinstatement or reemployment with the Company following the Separation Date.
17.
Vita agrees not to disparage the Company and its current and former officers, directors, managers, members, partners, employees, shareholders, investors, affiliates and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company covenants and agrees that the current directors and executive officers of the Company will not disparage Vita, in any manner likely to be harmful to him or his business reputation or personal reputation and that Company statements concerning Vita’s departure from the Company will be consistent with statements set forth in the Company’s press release dated January 15, 2024.
18.
The provisions of this Agreement shall be binding upon and shall inure to the benefit of Vita, his heirs, executors, and administrators, and the Company, its successors and assigns (other than as expressly provided in Paragraph 2(d)), except that Vita may not assign any of his rights or duties hereunder without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion. For the avoidance of doubt, in the event of Executive’s death, any payments, benefits or programs to which Vita is entitled under this Agreement will be made payable or available to the estate or legal representative of Vita. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee assumes the Company’s obligations hereunder.
19.
This Agreement may be executed via electronic mail and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.
20.
So long as Vita remains a director of the Company, Vita shall be allowed to continue using Vita’s Company email address and shall be allowed to continue using office space in the Company’s current New York office for purposes of Company business, but only so long as the Company has the space. Such office space will not be a reserved space for Vita’s sole use, but the Company will make a space available when Vita requests it so long as the Company has the space. Notwithstanding the above, the Company reserves the right in its sole discretion to rescind, temporarily or permanently, Vita’s Company email address or his use of office space in the Company’s current New York office if in the best interests of the Company to do so. The Company shall also provide Vita with reasonable IT support to assist in the transfer of Vita’s personal communications and information from any Company email accounts or other electronic storage devices.

21.
The Company agrees to pay Vita’s commercially reasonable legal fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and related matters, up to a maximum of $35,000.00.
22.
All of Vita’s unvested Restricted Share Units and all of Vita’s earned, but unvested Performance Share Units as summarized in Exhibit A, shall continue to vest in their normal course, subject to any applicable performance conditions and to Vita’s continued service as a director on the Board through any applicable vesting dates, except as specifically described in this Paragraph. The Company agrees that Vita’s continued service as a director constitutes “continuous services” to the Company within the meaning of Vita’s share awards and applicable plans.
23.
Vita’s continued service as a director of The Cannabist Company Holdings Inc., shall be at the discretion of the shareholders of The Cannabist Company Holdings Inc. Nothing in the Agreement shall prevent the Company, in its discretion, from removing Vita or changing Vita’s status as an officer, director, equity holder, manager, account holder or other corporate official of subsidiaries or corporate entities below The Cannabist Company Holdings Inc. and Vita agrees to provide prompt cooperation with any such actions.
24.
The Company shall provide Vita with reasonable assistance and cooperate with Vita in transferring and de‑legending shares and moving such shares to a brokerage account to the extent allowed by applicable law. To the extent allowed by and consistent with all applicable law, and to the extent necessary to effect such transferring and de-legending, the Company will use reasonable efforts to provide an opinion of counsel at the Company’s expense to effect such transferring and de-legending of shares and moving of such shares to a brokerage account. Nothing in this Paragraph shall require the Company to provide or obtain any legal opinion that could constitute a violation of any applicable law or subject the Company to liability.
25.
The Company shall use reasonable efforts to, as soon as reasonably possible but in no event later than 1 year after the Effective Date, remove Vita as an authorized signatory on all known Company bank accounts, licenses, and other Company agreements. Vita agrees to cooperate with the Company in good faith in order to assist the Company in fulfilling the obligations in this Paragraph.
26.
VITA ACKNOWLEDGES AND AGREES THAT Vita HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT Vita HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF Vita’s CHOICE, AND THAT Vita SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING coMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

COMPANY

___________________________________ __________________________________

By: David Sirolly Nicholas Vita

Its: Chief Legal Officer and General Counsel

Dated: March 12, 2024 Dated: March 12, 2024

EXHIBIT A

AWARD DATE	VESTING DATE	AWARD NUMBER	SHARE UNITS UNVESTED (as of Effective Date)
3/23/2021	3/23/2024	LTIP-RSU-286	85,663
3/31/2020	3/31/2024	LTIP-RSU-123	223,666
3/31/2022	3/31/2024	LTIP-RSU-917	232,143
3/23/2021	4/23/2024	LTIP-PSU-046	177,771
3/23/2021	3/23/2025	LTIP-RSU-286	85,663
3/31/2022	3/31/2025	LTIP-RSU-917	232,143
3/31/2022	3/31/2026	LTIP-RSU-917	232,143
			1,269,192

EXHIBIT B

April 26, 2019 Indemnification Agreement